Exhibit 10.1

NOVATEL WIRELESS, INC.

SENIOR MANAGEMENT INCENTIVE PLAN

Fiscal Year 2013

I. INTRODUCTION

A. Objective of the Bonus Targets: This Plan is intended to provide eligible senior management of Novatel Wireless, Inc. and its subsidiaries (the “Company”) with the target metrics in connection with their respective bonus opportunity related to their contributions to the success and strategic growth of the Company. Participation in the Plan and the payment of any sums hereunder shall be at the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).

B. Participants: This Plan, as determined by Committee on a fully discretionary basis, applies solely to regular employees of the Company who are senior officers (“Plan Participants”), whom the Company determines meet the eligibility requirements set forth in Section III. For purposes of this Plan and unless otherwise prohibited by applicable law, the term “regular employee” means an individual who is deemed by the Company to be both an employee of the Company and employed for an unspecified or indefinite period of time.

C. Effective Date: Fiscal Year 2013 (January 1, 2013 – December 31, 2013).

D. Changes in Targets: The Committee reserves the right to modify the targets in whole or in part, at any time. Any such modification or termination must be approved in writing by a resolution of the Committee or the Board of Directors.

E. Authority: The Committee reserves the right to interpret this document on a fully discretionary basis. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder except as the Committee may determine in its discretion.

II. BONUS COMPONENTS

A. The total cash incentive opportunity for each Participant is composed of Corporate and Individual Performance Goals. The Corporate Performance Goals, which constitute 80% of the total incentive opportunity, include a Company-wide EBITDA goal for the Fiscal Year, assessed on an annual basis, and Company revenue goals and business metrics and milestones assessed on a quarterly basis, as specified in Annex A. The Individual Performance Goals for each Plan Participant, which constitute 20% of the total incentive opportunity, are assessed on an annual basis based on the criteria set forth in Annex A for each Plan Participant. The EBITDA goal and the Individual Performance Goals are the Annual Incentives and the Company revenue goals and business metrics and milestones are the Quarterly Incentives.

B. The determination of the amount of the cash incentive to be paid for all Participants’ Corporate Performance Goals, if any, will be made following the end of the Fiscal Year with respect to the EBITDA performance goal and following the end of each fiscal quarter with respect to the other financial goals and business metric and milestones. A minimum threshold must be exceeded for each financial component before any bonus payment will be made with respect to that component. In the event a target financial metric is surpassed, a Participant may be awarded a bonus payment up to a maximum of 115-175% of such Participant’s target bonus payment for the specific financial component.

C. The determination of the amount of cash incentive for a Participant’s Individual Performance Goals, if any, will be made following the end of the Fiscal Year by assigning a weight of between 0 and 0.20 based on the Participant’s achievement of Individual Performance Goals for the Fiscal Year based on the criteria for his or her respective position.

III. ELIGIBILITY

A. Eligibility: A Plan Participant must satisfy each of the following eligibility requirements to be considered for the Incentive Payments hereunder.

1. Quarterly Incentives: The Plan Participant must be deemed by the Company to be employed by the Company as a regular employee in an incentive-eligible position before the first working day of a fiscal quarter of the Fiscal Year, and must be employed as a regular employee in an incentive-eligible position on the last working day of such quarter to be eligible for any Quarterly Incentive under the Plan for a particular quarter. Unless otherwise required by law, in no event will an employee be eligible to receive a Quarterly Incentive hereunder unless he/she is employed on the last working day of the applicable fiscal quarter in the capacity, or comparable capacity, such Plan Participant was employed when he or she became eligible as a Plan participant.

2. Annual Incentives: The Plan Participant must be deemed by the Company to be employed by the Company as a regular employee in an incentive-eligible position before the first working day of the last fiscal quarter of the Fiscal Year, and must be employed as a regular employee in an incentive-eligible position on the last working day of the Fiscal Year to be eligible for the Annual Incentives under the Plan, Unless otherwise required by law, in no event will an employee be eligible to receive any Annual Incentives hereunder unless he/she is employed on the last working day of the Fiscal Year in the capacity, or comparable capacity, such Plan Participant is employed on the date such person becomes eligible as a Plan Participant.

3. Employee Status: A person is not eligible to be a Plan Participant during any period in which such person is providing services to the Company as a temporary employee, intern or as an independent contractor, consultant, or agent under a written or oral contract, and must not be classified by the Company as a temporary employee, independent contractor, consultant, or agent (whether or not such classification is upheld upon review by a governmental, judicial or other agency); provided however, that should such person become a regular employee at any time during the Fiscal Year before the first working day of the last fiscal quarter of the Fiscal Year, and remain employed as a regular employee in an incentive-eligible position on the last working day of the Fiscal Year, such person would be eligible to be considered for applicable Incentive Payments for such portion of the Fiscal Year.

4. Partial Year Service: Plan Participants meeting all eligibility requirements hereunder who are employed in an incentive-eligible position for less than the full Fiscal Year will be eligible to receive a discretionary incentive for the Annual Incentives that is prorated from the effective date of participation in the Plan up to and including the last working day of the Fiscal Year and will be eligible to receive Quarterly Incentives if they meet the eligibility criteria set forth herein for the specific fiscal quarter.

IV. PARTICIPANTS AND INCENTIVE TARGET PERCENTAGE

A. Participants and Incentive Target Percentage. The current Plan Participants in the Plan are those set forth below. The Incentive Target Percentage for each such Participant is a target percentage of each Participant’s base salary as shown below and may be changed at the discretion of the Committee at any time during the Fiscal Year. The actual percentage of base salary eventually paid to any Plan Participant pursuant to the Plan may be smaller or larger than the percentages shown below, depending on the achievement of Corporate and Individual Performance Goals in the Fiscal Year.

Plan Participant	Incentive Target Percentage
CEO	100%
CFO	50%
CTO	50%
Chief Marketing Officer	50%
Senior VP Business Affairs & General Counsel	50%
Vice President Operations	50%

B. At Will Employment. Subject to any written employment agreement or other written agreement between the Company and any employee, (1) the Company is an at-will employer, which means that an employee’s employment can be terminated by an employee or the Company at any time with or without cause, (2) the Company reserves the right to modify an employee’s duties, title or other terms and conditions of employment with or without cause, (3) this Plan cannot and should not be interpreted to alter the at-will nature of the employment relationship between the Company and any Plan Participant and (4) the at-will nature of any employment relationship cannot be modified except in a written document signed by the Company’s CEO or the Committee.